EXHIBIT 99.1
ePlus Reports First Quarter Financial Results

Quarterly Highlights:

•	Net sales increased 23.0% to $367.2 million; technology segment net sales increased 22.9% to $358.1 million.
•	Adjusted gross billings of product and services increased 21.2% to $481.7 million.
•	Consolidated gross profit increased 14.7% to $77.6 million; consolidated gross margin was 21.1%.
•	Net earnings increased 25.8% to $13.4 million.
•	Adjusted EBITDA increased 17.2% to $22.6 million.
•	Diluted earnings per share increased 28.0% to $0.96. Non-GAAP diluted earnings per share increased 16.9% to $0.90.

HERNDON, VA – August 2, 2017 – ePlus inc. (NASDAQ:PLUS - news), a leading provider of technology solutions, today announced financial results for the three months ended June 30, 2017.

Management Comment

"This was a period of strong performance for ePlus, reflecting solid execution of our growth strategy.  Organic growth accounted for most of our year-on-year sales increase, demonstrating strong demand from enterprise and middle market customers for our product and service offerings, particularly around security, cloud and digital infrastructure.  Notably, this quarter's net sales included several large projects with major enterprise customers.  Also, we saw a positive impact on the top line from our December 2016 acquisition of Minneapolis-based Consolidated IT Services," said Mark Marron, president and chief executive officer.
"Year-on-year, net earnings increased 25.8% and diluted EPS increased 28.0%, both of which outpaced sales growth of 23.0%.  These results were achieved despite a lower gross margin due in part to sales of product relating to large, competitive projects, and an 11% year-on-year increase in headcount.  While ePlus remains focused on effective cost management, we continue to invest in strategic acquisitions, and customer-facing engineering and sales personnel, to support future growth and further enhance the advanced solutions we provide to customers," Mr. Marron noted.

Prior Period Reclassifications due to Stock Split

Reclassifications of prior period amounts related to numbers of shares and per share amounts have been made to conform to the current period presentation due to the March 31, 2017, stock split.

First Quarter Fiscal 2018 Results

For the first quarter ended June 30, 2017 as compared to the first quarter of the prior fiscal year ended June 30, 2016:

Consolidated net sales rose 23.0% to $367.2 million, from $298.5 million.

Technology segment net sales rose 22.9% to $358.1 million, from $291.5 million.

Adjusted gross billings of product and services increased 21.2% to $481.7 million. Adjusted gross billings are sales of product and services adjusted to exclude the costs incurred of applicable third-party software assurance, maintenance, and services.

Financing segment net sales increased 29.0% to $9.1 million, from $7.0 million.

Consolidated gross profit rose 14.7% to $77.6 million, from $67.7 million.

Consolidated operating income rose 17.3% to $20.5 million, from $17.5 million.

Net earnings rose 25.8% to $13.4 million.

Adjusted EBITDA rose 17.2% to $22.6 million, from $19.3 million.

Diluted earnings per share was $0.96, compared with $0.75 in the prior year quarter. Non-GAAP diluted earnings per share was $0.90, compared with $0.77 last year. Non-GAAP diluted earnings per share is based on net earnings calculated in accordance with GAAP, adjusted to exclude other income and acquisition related amortization expense, net of taxes and the tax (benefit) expense recognized due to the vesting of share based compensation.

Balance Sheet Highlights

As of June 30, 2017, ePlus had cash and cash equivalents of $98.2 million, compared with $109.8 million as of March 31, 2017.  Total stockholders' equity was $357.0 million, compared with $345.9 million as of March 31, 2017. Total shares outstanding were 14.2 million on June 30, 2017 and March 31, 2017.

Summary and Outlook

"ePlus' first quarter results underscore our competitive strengths and the success of our strategy of providing complex and customized solutions to mid-market and enterprise customers.  In fiscal 2018, we expect organic growth to outpace overall IT spending in our core solution areas.  In addition, we are increasing our focus on the fastest growing segments of the market, which has been further enhanced by our recent acquisition of OneCloud Consulting, including services around IT automation, DevOps, OpenStack and other transformative technologies.  Thanks to a strong balance sheet, ePlus has the financial resources to continue to augment organic growth with strategic acquisitions that add products and services, new customers and new geographies," Mr. Marron concluded.

Results of Operations – Three Months Ended June 30, 2017

The Company's operations are conducted through two business segments. The technology segment includes sales of information technology products, third-party software, third-party maintenance contracts, advanced professional services and managed services, and the Company's proprietary software to commercial entities and state and local governments. The financing segment consists of the financing of equipment, software, and related services to commercial entities, state and local governments, and government contractors.

Technology Segment

The results of operations for the technology segment for the three months ended June 30, 2017 and 2016 were as follows (dollars in thousands):

	Three Months Ended June 30,
	2017	2016	Change
Sales of product and services	$357,080	$290,181	$66,899	23.1%
Fee and other income	986	1,276	(290)	(22.7%)
Net sales	358,066	291,457	66,609	22.9%

Cost of sales, product and services	288,433	229,847	58,586	25.5%

Gross profit	69,633	61,610	8,023	13.0%

Selling, general and administrative	51,501	45,213	6,288	13.9%
Depreciation and amortization	2,062	1,771	291	16.4%
Operating expenses	53,563	46,984	6,579	14.0%

Operating income	$16,070	$14,626	$1,444	9.9%

Adjusted EBITDA	$18,132	$16,397	$1,735	10.6%

Net sales rose 22.9% to $358.1 million, from $291.5 million in the first quarter of fiscal 2017. Adjusted gross billings of products and services grew 21.2% to $481.7 million, from $397.5 million in the first quarter of fiscal 2017. The increase in net sales and adjusted gross billings of products and services was due, in part, to an increase in demand for products and services from customers in the technology, telecom, media and entertainment, and financial services industries and sales during the quarter relating to several large projects for major customers.

Gross margin on sales of product and services was 19.2%, compared with 20.8% in the first quarter of fiscal 2017.  The decrease in margins was due to a shift in product mix, as we sold a lower proportion of third party software assurance, maintenance and services, and lower margins from sales of product.

Operating expenses rose 14.0% to $53.7 million, from $47.0 million in the first quarter of fiscal 2017, mainly attributable to an increase of $5.6 million, or 15.0%, in salaries and benefits due to an increase in variable compensation and an increase of 127, or 12.1%, in personnel to 1,175 from 1,048, of which 57 related to the acquisition of OneCloud Consulting in May 2017 and 48 relate to the acquisition of Consolidated Communications IT services and equipment integration business in December 2016. The position additions included 116 sales and engineering positions with the remaining additions being administrative hires. General administrative expenses increased $0.4 million primarily due to higher travel expense and software license and maintenance expense. Professional and other fees also increased due to legal fees related to the acquisition of OneCloud Consulting.

Segment operating income was $16.1 million, up 9.9% from $14.6 million in the first quarter of fiscal 2017.  Adjusted EBITDA increased 10.6% to $18.1 million for the quarter, from $16.4 million in the first quarter of fiscal 2017.

The Company maintained its balanced portfolio of customer-end markets. The breakdown of net sales by customer-end market for the twelve months ended June 30, 2017 and 2016 were as follows:

	Twelve Months Ended June 30,
	2017	2016	Change
Technology	25%	22%	3%
State & Local Government & Educational Institutions	19%	22%	(3%)
Telecom, Media, and Entertainment	15%	14%	1%
Financial Services	13%	12%	1%
Healthcare	11%	11%	-
Other	17%	19%	(2%)
Total	100%	100%

Financing Segment

The results of operations for the financing segment for the three months ended June 30, 2017 and 2016 were as follows (dollars in thousands):

	Three Months Ended June 30,
	2017	2016	Change
Financing revenue	$9,071	$6,987	$ 2,084	29.8%
Fee and other income	20	59	(39)	(66.1%)
Net sales	9,091	7,046	2,045	29.0%
Direct lease costs	1,131	992	139	14.0%
Gross profit	7,960	6,054	1,906	31.5%
Selling, general and administrative	3,163	2,841	322	11.3%
Depreciation and amortization	1	4	(3)	(75.0%)
Interest and financing costs	359	349	10	2.9%
Operating expenses	3,523	3,194	329	10.3%
Operating income	$4,437	$2,860	$1,577	55.1%
Adjusted EBITDA	$4,438	$2,864	$1,574	55.0%

Net sales were $9.1 million, up 29.0% from $7.0 million in the first quarter of fiscal 2017, as a result of higher transactional gains and revenues earned from consumption based financing arrangements. During the quarters ended June 30, 2017 and 2016, we recognized net gains on sales of financial assets of $2.3 million and $1.5 million, respectively.

Direct lease costs increased $0.1 million or 14.0% due to higher depreciation expense from operating leases.

Operating expenses increased 10.3% over the previous year period, mainly due to changes in reserve for credit losses.

Segment operating income and adjusted EBITDA both increased to $4.4 million from $2.9 million in the first quarter of fiscal 2017.

Recent Corporate Developments

•	On July 11, ePlus announced the enhancement of its Managed Security Services Offering by adding support for Palo Alto Networks and Fortinet security appliances to existing support for Cisco devices.
•	On June 26, ePlus announced it would both present and exhibit at Cisco Live, held on June 25-29. The presentations and exhibit would be made by the newly-acquired OneCloud division.
•
On June 20, ePlus announced it was named Intel's server platform Partner of the Year.  The award was presented on May 23 at the Intel Solutions Summit to recognize ePlus' engineering and deployment of a hybrid cloud solution built on Intel technology for a large non-profit organization.

•
On June 6, ePlus announced that it was named to CRN®'s 2017 Solution Provider 500 list. The list is CRN's annual ranking of the largest technology integrators, solution providers and IT consultants in North America by revenue.

•	On June 1, ePlus announced management would present at the 2017 Global Consumer, Technology & Services Conference held in New York on June 8, 2017.
•	On May 30, ePlus announced management would present at the 2017 Technology, Internet & Media conference held in San Francisco on June 5, 2017.
•	On May 16, ePlus announced the acquisition of OneCloud Consulting, expanding ePlus' ability to address its customers' needs in cloud-based solutions and infrastructure.
•
On May 10, ePlus announced it extended the availability of Enhanced Maintenance Support (EMS) to all of its customers. The EMS service helps customers improve their device availability and reduce downtime.

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on August 2, 2017:

Date:	Wednesday, August 2, 2017
Time:	4:30 p.m. ET
Live Call:	(877) 870-9226, domestic, (973) 890-8320, international
Replay:	(855) 859-2056, domestic, (404) 537-3406, international
Passcode:	48272309 (live and replay)
Webcast:	http://www.eplus.com/investors (live and replay)

The replay of this webcast will be available approximately two hours after the call and be available through August 10, 2017.

About ePlus inc.

ePlus is a leading consultative technology solutions provider that helps customers imagine, implement, and achieve more from their technology.  With the highest certifications from top technology partners and expertise in key technologies from data center to security, cloud, and collaboration, ePlus transforms IT from a cost center to a business enabler.  Founded in 1990, ePlus has more than 1,200 associates serving a diverse set of customers in the U.S., Europe, and Asia-Pac.  The Company is headquartered at 13595 Dulles Technology Drive, Herndon, VA, 20171.  For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlus.

ePlus. Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  OneCloud is a trademark of OneCloud Consulting, Inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be "forward-looking statements."  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from financial market disruption and volatility in the U.S. economy such as our current and potential customers delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, and restrictions on our access to capital necessary to fund our operations; our ability to successfully perform due diligence and integrate acquired businesses; disruptions or a security breach in our IT systems and data and audio communication networks; the possibility of goodwill impairment charges in the future; significant adverse changes in, reductions in, or losses of relationships with major customers or vendors; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration and other key strategies; our ability to reserve adequately for credit losses; our ability to secure our customers' electronic and other confidential information and remain secure during a cyber-security attack; future growth rates in our core businesses; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to adapt to changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service and software as a service; our ability to realize our investment in leased equipment; our ability to hire and retain sufficient qualified personnel; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of	As of
	June 30, 2017	March 31, 2017
ASSETS	(in thousands, except per share data)

Current assets:
Cash and cash equivalents	$98,244	$109,760
Accounts receivable—trade, net	276,671	266,029
Accounts receivable—other, net	25,665	24,987
Inventories	90,497	93,557
Financing receivables—net, current	61,372	51,656
Deferred costs	13,737	7,971
Other current assets	39,330	43,364
Total current assets	605,516	597,324

Financing receivables and operating leases—net	66,821	71,883
Property, equipment and other assets	11,904	11,956
Goodwill	55,396	48,397
Other intangible assets—net	15,547	12,160
TOTAL ASSETS	$755,184	$741,720

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$111,955	$113,518
Accounts payable—floor plan	138,932	132,612
Salaries and commissions payable	16,067	18,878
Deferred revenue	62,679	65,312
Recourse notes payable—current	799	908
Non-recourse notes payable—current	28,788	26,085
Other current liabilities	22,323	19,179
Total current liabilities	381,543	376,492

Non-recourse notes payable—long term	6,908	10,431
Deferred tax liability—net	1,794	1,799
Other liabilities	7,909	7,080
TOTAL LIABILITIES	398,154	395,802

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $.01 per share par value; 25,000 shares authorized; 14,170 outstanding at June 30, 2017 and 14,161 outstanding at March 31, 2017	142	142
Additional paid-in capital	125,043	123,536
Treasury stock, at cost	(4,130)	-
Retained earnings	236,246	222,823
Accumulated other comprehensive income—foreign currency translation adjustment	(271)	(583)
Total Stockholders' Equity	357,030	345,918
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$755,184	$741,720

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,
	2017	2016
	(in thousands, except per share data)

Net sales	$367,157	$298,503
Cost of sales	289,564	230,839
Gross profit	77,593	67,664

Selling, general and administrative expenses	54,664	48,054
Depreciation and amortization	2,063	1,775
Interest and financing costs	359	349
Operating expenses	57,086	50,178

OPERATING INCOME	20,507	17,486

Other income	271	-

EARNINGS BEFORE PROVISION FOR INCOME TAXES	20,778	17,486

PROVISION FOR INCOME TAXES	7,355	6,815

NET EARNINGS	$13,423	$10,671

NET EARNINGS PER COMMON SHARE—BASIC	$0.97	$0.76
NET EARNINGS PER COMMON SHARE—DILUTED	$0.96	$0.75

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—BASIC	13,806	14,066
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—DILUTED	14,019	14,216

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP information: (i) Adjusted Gross Billings of Product and Services, (ii) Adjusted EBITDA, (iii) Segment Adjusted EBITDA, and (iv) non-GAAP Net Earnings per Common Share - Diluted. We define adjusted gross billings of product and services as our sales of product and services calculated in accordance with GAAP, adjusted to exclude the costs incurred related to sales of third-party software assurance, maintenance and services.  We define Adjusted EBITDA as net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, provision for income taxes, and other income. Segment Adjusted EBITDA is defined as operating income calculated in accordance with GAAP, adjusted for interest expense, and depreciation and amortization. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses.  Non-GAAP net earnings per common share are based on net earnings calculated in accordance with GAAP, adjusted to exclude other income and acquisition related amortization expense, and the related effects on income taxes, and the tax (benefit) expense recognized due to the vesting of share based compensation.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate similar non-GAAP Adjusted Gross Billings, Adjusted EBITDA, and non-GAAP Net Earnings per Common Share - Diluted or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended June 30,
	2017	2016
	(in thousands)

Sales of product and services	$357,080	$290,181
Costs incurred related to sales of third party software assurance, maintenance and services	124,605	107,292
Adjusted gross billings of product and services	$481,685	$397,473

	Three Months Ended June 30,
	2017	2016
	(in thousands)
Consolidated

Net earnings	$13,423	$10,671
Provision for income taxes	7,355	6,815
Depreciation and amortization [1]	2,063	1,775
Other income [2]	(271)	-
Adjusted EBITDA	$22,570	$19,261

	Three Months Ended June 30,
	2017	2016
	(in thousands)
Technology Segment
Operating income	$16,070	$14,626
Depreciation and amortization [1]	2,062	1,771
Adjusted EBITDA	$18,132	$16,397

Financing Segment
Operating income	$4,437	$2,860
Depreciation and amortization [1]	1	4
Adjusted EBITDA	$4,438	$2,864

	Three Months Ended June 30,
	2017	2016
	(in thousands, except per share data)
GAAP: Earnings before provision for income taxes	$20,778	$17,486
Acquisition related amortization expense [3]	1,121	1,089
Other income [2]	(271)	-
Non-GAAP: Earnings before provision for income taxes	21,628	18,575

GAAP: Provision for income taxes	7,355	6,815
Acquisition related amortization expense	424	365
Other income	(114)	-
Tax benefit on restricted stock	1,359	436
Non-GAAP: Provision for income taxes	9,024	7,616

Non-GAAP: Net earnings	$12,604	$10,959

GAAP: Net earnings per common share – diluted	$0.96	$0.75
Non-GAAP: Net earnings per common share – diluted	$0.90	$0.77
[1] Amount consists of depreciation and amortization for assets used internally.
[2] Interest income and foreign currency transaction gain.
[3] Amount consists of amortization of intangible assets from acquired businesses.